UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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July 1, 2003

Dear Hercules Employees and Retirees:

      Over the past two years, the people of Hercules have done an outstanding job in improving the Company. It is unfortunate that, despite this achievement, dissident Board director Sam Heyman is waging another proxy contest this year through what he calls the “Hercules Shareholders’ Committee for New Management.”

      In his effort to gain control of the Board and Hercules, Heyman is attacking what all of us have accomplished. When Heyman derides and attacks Hercules, he also hurts employees.

      As we said in our Proxy Statement, “. . . the efforts and progress of the people of Hercules over the last two years have simply been outstanding.”

      Heyman wants to gain control of Hercules by soliciting proxies in support of his four nominees whom he is paying and agreeing to indemnify to run in this year’s election. If elected, these nominees, together with the four Heyman directors elected in 2001, would constitute a majority of the Board, giving Heyman control of Hercules.

      That is why I am writing to you directly to stress the importance of our winning this contest for you and for Hercules. We have a sound plan for the future and together we will continue to improve and grow the Company.

      Our business continues to improve at a strong and sustainable rate, as evidenced in our first quarter 2003 performance—which followed significant improvement in 2002. Growth in sales and operating profits from our ongoing businesses has far outpaced the average performance of our chemical industry peers.

      In addition, new product introductions are very strong, with key innovations in Pulp and Paper, Aqualon and FiberVisions.

      We have re-established a strong foundation to grow, improve and add value to the Company—and we cannot let Heyman stop this momentum.

       While many of the issues related to Heyman’s contest are outlined in our proxy statement and letters to shareholders, I would like to discuss a few important issues that directly impact you, your dependents, and your future.

       First, I will address the recent increases in medical costs for employees and retirees. I am not happy about having employees and retirees pay an increased share of their medical costs this year. But, as you know, Hercules offers a comprehensive health care program to meet the needs of employees and retirees, and the cost of the program continues to rise. In fact, it is estimated that health care costs are expected to increase six times the inflation rate for 2003.

       In order to continue to offer this essential program, we had to take measures to manage our costs. Our competitors are facing similar rising costs and have also moved to increase cost sharing.

       Another issue for the Company is the challenge we face as a result of the poor performance of the stock market in the last few years and the adverse effect it has had on our pension portfolio.

       I can assure you that the pension plan is one of our top priorities and must be safeguarded.

       Heyman has attacked the performance and management of our pension plan assets. The facts are:

•	our pension plan was self-funding and had a surplus from 1986 through 2001;

•	our pension asset allocation is reviewed by outside pension consultants and is consistent with the vast majority of U.S. corporations; and

•	our U.S. pension fund is managed by outside specialists and has outperformed the benchmarks for comparable portfolios over the 1, 2, 3, 5 and 10 year periods ended December 31, 2002.

       While Heyman attacks Hercules’ performance, he fails to tell you what he has done at his company, International Specialty Products (ISP), about health and pension benefits for his employees and retirees.

       As described in ISP’s 2002 annual report, ISP employees receive between $50 and $750 per year (the equivalent of $4.17 to $62.50 per month) in their
401(k) towards post-retirement medical coverage. Upon retirement, they must secure medical coverage on their own. This level of contribution, even over many years, would only buy limited coverage and would be subject to taxation upon withdrawal. For example,

Hercules’ actuary estimates that, based on reasonable actuarial assumptions and current commercial rates, an ISP employee with a spouse, retiring at age 60 after working for ISP for 30 years, will only have sufficient pre-tax funds to pay for two years of health care premiums.

       In contrast, Hercules today provides pre-Medicare eligible retirees access to the Company’s medical plan and subsidizes approximately 50% to 70% of the cost, or between $225 to $275 per month per person, even after recently announced adjustments to contain escalating health care costs. Hercules subsidizes a similar percentage of the costs for Medicare-eligible retirees.

       Hercules employees and retirees also enjoy a defined benefit pension plan that helps to provide a decent standard of living in retirement. This plan is comparable to an average of 12% of pay contribution to a 401(k) plan for our current employees. In addition, we match employee contributions to the 401(k) plan at the rate of 50% of employee contributions up to 6% of pay, or a Company contribution of up to 3%.

       On the other hand, for the majority of its employees, ISP no longer offers a defined benefit pension plan; it only provides a 401(k) plan with contributions of up to 7% of salary.1

       Hercules’ combined contributions to its pension and 401(k) plans, on average, are more than twice the value of ISP's contributions.

       You should ask yourself if Heyman's track record at ISP shows any real commitment to the health and welfare of employees and retirees.

       Compare that to Hercules’ commitment to you. We have excellent medical and retirement plans and have made significant efforts to protect your pensions. In 2002, we contributed $97 million to our pension funds and will further improve pension funding by contributing approximately $40 million each year over the next six to seven years.

       Although we are not legally required to make contributions to the pension funds at this time, we think it is the right thing to do, as well as prudent business practice. We were able to make these contributions and will be able to contribute more in the future only because of the turnaround of Hercules—thanks to the hard work of its people.

       I thought you would be interested in the enclosed letter2 from former Hercules Chairman Werner Brown, who also recognizes the part employees have played in rejuvenating the Company.

[1]	This information was obtained from ISP's website, www.ispcorp.com
[2]	The letter from Werner Brown dated May 28, 2003 was received by the Company on an unsolicited basis. It is being disseminated with his permission.

       It is important that Heyman not be allowed to succeed in his efforts to gain control of Hercules and stop the progress that has been made.

       I am confident you can determine for yourself whether Sam Heyman is looking out for his own interests or whether he is concerned with your welfare and that of Hercules.

       I thank you for your continued dedication and loyalty to Hercules and ask that you show that support by voting for Hercules’ four excellent nominees on the GOLD proxy card.

Sincerely, William H. Joyce Chairman and Chief Executive Officer

Enclosure

If you have any questions about our proxy solicitation or need additional information about the Hercules shareholder meeting, please call MacKenzie
Partners, Inc. at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
TOLL FREE (800) 322-2885

WERNER BROWN

May 28, 2003

Dear Bill:

       Your May 19th letter to Hercules shareholders was most heartening. Over recent months I've spoken with a number of active as well as recently retired company officials, also with money managers and analysts. I've also read numerous financial reports regarding Hercules. And as a result I'm thoroughly convinced that the Company is well on the road to complete financial recovery.

       Having spent an adult lifetime in many supervisory roles within the organization I know exactly what it takes to formulate good strategy and instill inspiration and drive to a family of loyal employees. It takes superior management. And that's something that has been missing for a number of years. But, thank God, you and your team have brought it back.

       Congratulations!

Sincerely, Werner Brown